SHAREHOLDER LETTER Q1 2024

Q1 2024

Q1 2024 Results

	Q1
(in millions, except percentages)	2023	2024	YoY Change

Revenue	$111.6	$126.6	13%
Transaction Value [1]	$193.2	$219.1	13%

Gross Profit	$18.4	$23.7	29%
Contribution [1]	$21.4	$27.7	29%

Net (Loss)	$(14.6)	$(1.5)	(90)%
Adjusted EBITDA [1]	$7.3	$14.4	98%

__________________
1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q1 2024

Executive Summary
We had a strong start to 2024. Our first quarter 2024 results exceeded the high end of our guidance ranges across all metrics, driven primarily by better than expected performance in our Property & Casualty (P&C) vertical as our carrier partners refocused on marketing and new customer acquisition coming out of the hard market. First quarter P&C insurance Transaction Value was up 150% sequentially, well in excess of our expectations, which contributed to year-over-year growth in Transaction Value and Adjusted EBITDA of 13% and 98%, respectively.

After an extended period of unprecedented underwriting losses in personal auto insurance, we believe the underwriting cycle has turned. We saw strong step-ups in marketing spend by our P&C carrier partners during the back half of the first quarter, especially our largest carrier partner. We also saw a broadening of advertising spend by other carriers, as several have refocused on new customer acquisition. These trends are in sharp contrast to the pullback in advertising we saw last year at this time. Accordingly, our second quarter P&C Transaction Value guidance reflects outsized year-over-year growth.

In our Health insurance vertical, first quarter Transaction Value grew 16% year over year. Results exceeded expectations, driven primarily by continued strength in under 65 health as well as opportunistic carrier partner spend in Medicare. Our second quarter guidance reflects high single to low double-digit Health Transaction Value growth year over year.

Turning to profitability, our business has significant operating leverage due to our technology-focused approach and lean team, and we expect this to drive robust bottom line growth as the top-line accelerates. We expect cash flow to follow suit, driven by our capital efficient model with minimal net working capital and virtually zero capital expenditures. Our near-term capital allocation priority is to use excess cash flow to reduce net debt, but we will reassess that if and when attractive alternative capital deployment opportunities arise.

Looking ahead, we are excited about both our near-term and long-term growth prospects. In the second quarter, we expect the ongoing P&C insurance market recovery and continued expense discipline to drive strong year-over-year Transaction Value and Adjusted EBITDA growth. Longer term, we are well-positioned for strong growth as we benefit from both the continuing recovery in the P&C insurance market and the secular tailwinds in online consumer shopping behavior and digital media adoption across our verticals.

Finally, we would like to thank Eugene Nonko, our Co-Founder and Chief Technology Officer (CTO), who will be transitioning out of his current role at the end of the year. Eugene’s technical leadership and vision have been foundational to the company’s success and will have an enduring impact. He will be handing the CTO reins to Amy Yeh, our SVP of Technology, who has been Eugene’s second in command during her nine years at MediaAlpha. Amy is an outstanding leader, and we expect a seamless transition. Eugene will remain on our Board of Directors, and we look forward to continuing to work with him in that capacity in 2025 and beyond.

Q1 2024

Financial Discussion - Transaction Value and Revenue Metrics
Transaction Value increased 13% year over year to $219.1 million in Q1 2024, driven primarily by a 15% increase in our P&C vertical and a 16% increase in our Health vertical. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly migrate online.
Transaction Value from our P&C insurance vertical increased 15% year over year to $135.5 million, driven by significant year-over-year increases in marketing budgets and new customer acquisition spending by our carrier partners, in particular by our largest advertiser.
Transaction Value from our Health insurance vertical increased 16% year over year to $69.1 million, due primarily to higher demand in under 65 health during the Open Enrollment Period and opportunistic partner spend in Medicare.
Transaction Value from our Life insurance vertical increased 1% year over year to $10.2 million.
Transaction Value from our Other vertical, which includes travel and consumer finance, declined 25% year over year to $4.3 million, driven primarily by continued weakness in our travel vertical.

Q1 2024

We generated $126.6 million of total revenue in Q1 2024, up 13% year over year, driven primarily by higher revenue from our P&C insurance vertical.

Revenue by Vertical
($ in millions)
$103
$89
$124
$112
$85
$75
$117
$127
$33
$58
$33
$44
$79
$35
$46
$55
$36
$39
$34
$32
$71
$38
$47
$69
Q2'22
Q3'22
Q4'22
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Property & Casualty insurance
Health insurance
Life insurance
Other

Revenue from our P&C insurance vertical increased 26% year over year to $69.2 million in Q1 2024, driven by increasing marketing budgets from our carrier partners due to the aforementioned focus on policies in force growth.
Revenue from our Health insurance vertical increased 4% year over year to $47.3 million in Q1 2024, driven by increased demand for leads and calls. Health revenue increased by a lower percentage than Transaction Value due to a higher percentage of transactions from our Private Marketplaces, where we recognize only our platform fee as revenue.
Revenue from our Life insurance vertical increased 7% year over year to $7.6 million in Q1 2024.
Revenue from our Other vertical, which consists of travel and consumer finance, declined 33% year over year to $2.6 million in Q1 2024, driven primarily by continued weakness in our travel vertical.

Q1 2024

Financial Discussion - Profitability
Gross profit was $23.7 million in Q1 2024, a year-over-year increase of 29%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $27.7 million in Q1 2024, a year-over-year increase of 29%. The year-over-year increases in Gross Profit and Contribution were driven primarily by the higher revenue. Contribution Margin was 21.9% in Q1 2024, compared with 19.2% in Q1 2023.
Net loss was $1.5 million in Q1 2024, a year-over-year decrease of 90%. The decrease in net loss was driven primarily by the increase in gross profit and a $5.7 million decrease in equity-based compensation, as well as an impairment charge related to a cost method investment of $1.4 million recorded in Q1 2023 that did not recur in the current period. This was offset in part by a $1.2 million increase in legal expenses, the majority of which were related to the civil investigative demand received from the Federal Trade Commission.
Adjusted EBITDA was $14.4 million in Q1 2024, a year-over-year increase of 98%. Adjusted EBITDA margin was 11.4% in Q1 2024, compared with 6.5% in Q1 2023. The increase was driven primarily by higher gross profit as well as continued expense discipline.

Q1 2024

Financial Discussion - Q2 2024 Outlook 1

	Q2 2024
Transaction Value [2]	$285 million	-	$300 million
Y/Y Growth	126%		138%

Revenue	$145 million	-	$155 million
Y/Y Growth	71%		83%

Adjusted EBITDA [2]	$15.5 million	-	$17.5 million
Y/Y Growth	332%		387%
Our guidance for Q2 2024 reflects a continuation of the recent trends in customer acquisition spending that we have seen in our P&C insurance vertical. As a result, we expect Transaction Value in our P&C vertical to be 60% to 70% higher than Q1 2024 levels. We expect second quarter Transaction Value in our Health vertical to grow at a high single to low double-digit rate year over year.

Transaction Value: For Q2 2024, we expect Transaction Value to be in the range of $285 million - $300 million, a year-over-year increase of 132% at the midpoint.
Revenue: For Q2 2024, we expect revenue to be in the range of $145 million - $155 million, a year-over-year increase of 77% at the midpoint.
Adjusted EBITDA: For Q2 2024, we expect Adjusted EBITDA to be between $15.5 million and $17.5 million, a year-over-year increase of 359% at the midpoint. We are projecting Contribution less Adjusted EBITDA to be approximately $0.5 million higher than Q1 2024 levels.

Thank you,

Steve Yi	Patrick Thompson
Chief Executive Officer, President and Co-Founder	Chief Financial Officer & Treasurer
1 With respect to the Company’s projection of Adjusted EBITDA under “Financial Discussion – Q2 2024 Outlook”, MediaAlpha is not providing a reconciliation of Adjusted EBITDA to net income (loss) because the Company is unable to predict with reasonable certainty the reconciling items that may affect net income (loss) without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q1 2024

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is an operating metric not presented in accordance with GAAP, and is a driver of revenue based on the economic relationships we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, Transaction Value is equal to revenue recognized and revenue share payments to our supply partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the demand partner or supply partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess revenue and to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
(in thousands)	2024	2023
Open Marketplace transactions	$122,429	$107,659
Percentage of total Transaction Value	55.9%	55.7%
Private Marketplace transactions	96,677	85,506
Percentage of total Transaction Value	44.1%	44.3%
Total Transaction Value	$219,106	$193,165
The following table presents Transaction Value by vertical for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
(in thousands)	2024	2023
Property & Casualty insurance	$135,494	$117,924
Percentage of total Transaction Value	61.8%	61.0%
Health insurance	69,087	59,412
Percentage of total Transaction Value	31.5%	30.8%
Life insurance	10,237	10,117
Percentage of total Transaction Value	4.7%	5.2%
Other	4,288	5,712
Percentage of total Transaction Value	2.0%	3.0%
Total Transaction Value	$219,106	$193,165

Q1 2024

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statements of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting costs; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs and other operating expenses remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
(in thousands)	2024	2023
Revenue	$126,649	$111,630
Less cost of revenue	(102,969)	(93,262)
Gross profit	$23,680	$18,368
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	1,857	966
Salaries, wages, and related	908	1,047
Internet and hosting	131	150
Other expenses	203	172
Depreciation	5	11
Other services	828	715
Merchant-related fees	64	(4)
Contribution	$27,676	$21,425
Gross margin	18.7%	16.5%
Contribution Margin	21.9%	19.2%
Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement that is presented subsequent to the consumer’s search (e.g., auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated either through insurance carriers, insurance-focused research destination websites or other financial websites that make the data leads available for purchase through our platform, or when consumers complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models.

The following table presents the percentages of total Transaction Value generated from clicks, calls and leads for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
	2024	2023
Clicks	74.6%	78.7%
Calls	15.9%	12.9%
Leads	9.5%	8.4%

Q1 2024

Adjusted EBITDA
We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider to be useful to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.
The following table reconciles Adjusted EBITDA with net (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2024 and 2023:

	Three Months Ended March 31,
(in thousands)	2024	2023
Net (loss)	$(1,491)	$(14,584)
Equity-based compensation expense	8,634	14,341
Interest expense	3,845	3,576
Income tax expense	27	78
Depreciation expense on property and equipment	61	96
Amortization of intangible assets	1,609	1,729
Transaction expenses(1)	658	294
Impairment of cost method investment	—	1,406
Changes in TRA related liability	—	6
Changes in Tax Indemnification Receivable	(1)	(14)
Settlement of federal and state income tax refunds	—	3
Legal expenses(2)	1,077	333
Adjusted EBITDA	$14,419	$7,264
(1)Transaction expenses consist of $0.7 million and $0.3 million of legal and accounting fees incurred by us for the three months ended March 31, 2024 and 2023, respectively, in connection with resale registration statements filed with the SEC.
(2)Legal expenses of $1.1 million and $0.3 million for the three months ended March 31, 2024 and 2023, respectively, consist of legal fees incurred in connection with the civil investigative demand received from the Federal Trade Commission (FTC) in February 2023.

Q1 2024

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our belief that the P&C insurance underwriting cycle has turned; our expected year-over-year Transaction Value growth in our P&C and Health verticals in the second quarter of 2024; our expectation that our operating leverage will drive robust bottom-line and cash flow growth as top-line growth accelerates; our expectation that we will use excess cash flow in the near term to reduce net debt; our expectation of strong year-over-year growth in Transaction Value and Adjusted EBITDA in the second quarter of 2024; our expectation that we are well positioned to benefit from both the continuing recovery in the P&C insurance market and the secular tailwinds in online consumer shopping behavior and digital media adoption across our verticals; and our financial outlook for the second quarter of 2024. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on February 22, 2024. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q1 2024